  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1996

                                                     REGISTRATION NO. 333-02727
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 2
                                      TO
                            REGISTRATION STATEMENT
                                      ON
                                   FORM S-1
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                       MEDICAL DEVICE TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           UTAH                      3841                   58-1475517
     (STATE OR OTHER          (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NO.)
     INCORPORATION OR             CODE NO.)
      ORGANIZATION)

                      9171 TOWNE CENTRE DRIVE, SUITE 355
                              SAN DIEGO, CA 92122
                                (619) 455-7127

                               ---------------

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                M. LEE HULSEBUS
                            CHIEF EXECUTIVE OFFICER
                      9171 TOWNE CENTRE DRIVE, SUITE 355
                              SAN DIEGO, CA 92122
                                (619) 455-7127

                               ---------------

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:


      CLIFFORD A. BRANDEIS, ESQ.              LAWRENCE B. FISHER, ESQ.
     ZUKERMAN GORE & BRANDEIS, LLP         ORRICK, HERRINGTON & SUTCLIFFE
           900 THIRD AVENUE                       666 FIFTH AVENUE
       NEW YORK, NEW YORK 10022               NEW YORK, NEW YORK 10103
            (212) 223-6700                         (212) 506-5000

  Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under The Securities Act of 1933, check the following Box: [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement Number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement Number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The Company estimates that expenses in connection with the offering of the Preferred Stock described in this Registration Statement (other than underwriting discounts and commissions and the Underwriter's non-accountable expense allowance) will be as follows:

      SEC filing fee..............................................  $  7,343.27
      NASD filing fee.............................................     2,629.55
      NASDAQ filing fee...........................................     1,000.00
      Accounting fees and expenses*...............................    75,000.00
      Legal fees and expenses*....................................   200,000.00
      Blue Sky fees and expenses*.................................    35,000.00
      Printing and engraving*.....................................    92,657.41
      Transfer Agent's and Registrar fees*........................     5,000.00
      Miscellaneous expenses*.....................................    91,369.77
                                                                    -----------
       Total......................................................  $500,000.00
                                                                    ===========

     --------
     * Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Articles of Incorporation provides for indemnification of personal liability of the Directors of the Corporation to the fullest extent permitted by Subsections (1)-(3) of Section 16-10a-902 of the Utah Revised Business Corporation Act.

  Article VIII of the By-Laws of the Company ("By-Laws"), which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Utah Revised Business Corporation Act.

  Article VIII of the By-Laws provides as follows:

                                "ARTICLE VIII"

                                INDEMNIFICATION

  Section 1. Any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that he or his testator or intestate is or was a Director, officer, or employee of the Corporation, or of any corporation which he, the testator, or intestate served as such at the request of the Corporation, shall be indemnified by the Corporation against expenses reasonably incurred by him or imposed on him in connection with or resulting from the defense of such action, suit, or proceeding and in connection with or resulting from any appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such officer, Director, or employee was liable to the Corporation, or to such other corporation, for negligence or misconduct in the performance of his duty. As used herein the term "expense" shall include all obligations incurred by such person for the payment of money, including, without limitation, attorneys' fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any such action, suit, or proceedings, except amounts paid to the Corporation or such other corporation by him.

  A judgment or conviction whether based on plea of guilty or nolo contendere or its equivalent, or after trial, shall not of itself be deemed an adjudication that such Director, officer or employee is liable to the Corporation, or such other corporation, for negligence or misconduct in the performance of his duties. Determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth, from time to time, in the By-laws or by any of the following procedures:

    (a) order of the Court or administrative body or agency having jurisdiction of the action, suit or proceeding

    (b) resolution adopted by a majority of the quorum of the Board of Directors of the Corporation without counting in such majority any Directors who have incurred expenses in connection with such action, suit or proceeding

    (c) if there is no quorum of Directors who have not incurred expenses in connection with such action, suit or proceeding, then by resolution adopted by the majority of the committee of stockholders and Directors who have not incurred such expenses appointed by the Board of Directors

    (d) resolution adopted by a majority of the quorum of the Directors entitled to vote at any meeting; or

    (e) order of any Court having jurisdiction over the Corporation.

  Any such determination that a payment by way of indemnification should be made will be binding upon the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, officers and employees of the Corporation and the other person above mentioned may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law, Agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under this Article. The provisions of this Article shall apply to any member of any committee appointed by the Board of Directors as fully as though each person had been a Director, officer or employee of the Corporation.

  Reference is made to Section 7 of the Underwriting Agreement that provides for indemnification of the officers and directors of the Underwriter under certain circumstances.

ITEM 15. Recent Sales of Unregistered Securities.

  In February of 1993 through October of 1993, the Company sold 86,748 unregistered shares of Common Stock for which it received aggregate gross proceeds of $86,748. There were no discounts or commissions paid with respect to the issuance of these securities. Such sale of Common Stock was made pursuant to Section 4(2) of the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder and all of the purchasers were accredited investors, and there was no general solicitation or advertising with respect to any of these sales.

  In April through August of 1994, the Company issued an aggregate of 670,914 unregistered shares of Common Stock pursuant to Regulation S promulgated under the Securities Act for aggregate gross proceeds of $421,678.83.

  In June of 1994, the Company issued 700,000 unregistered shares of Common Stock to an affiliated entity to reacquire certain sales and marketing rights with respect to one of the Company's medical products. Such sales and marketing rights were valued at $233,334 and the issuance of such shares of Common Stock was made pursuant to Section 4(2) of the Securities Act.

  In June of 1994, the Company issued 40,000 unregistered shares of Common Stock to a single purchaser in a private transaction for aggregate gross proceeds of $20,000. Such sale of securities was effected pursuant to Section 4(2) of the Securities Act.

  In August of 1994, the Company sold 100,000 unregistered shares of Common Stock for aggregate gross proceeds of $55,000 to a single purchaser in a private transaction. Such transaction was effected pursuant to Section 4(2) of the Securities Act.

  In September of 1994, the Company issued 200,000 unregistered shares of Common Stock to an individual in connection with the acquisition of a license for one of its medical devices, the value of which was $120,000. Such shares were issued pursuant to Section 4(2) of the Securities Act.

  In May of 1995, the Company sold an aggregate of 20.75 units at the purchase price of $50,000 per unit to nineteen (19) investors for which it received aggregate gross proceeds of $1,037,500. Each unit consisted of 71,429 unregistered shares of Common Stock and 25,000 3-year warrants, each warrant to purchase a share of Common Stock for $1.00 per share. In connection therewith, the Company also issued 56,250 2-year warrants, each warrant to purchase a share of Common Stock at an exercise price of $1.00 per share to the broker-dealer who facilitated the sale of the units. The sale of these securities was made pursuant to Section 4(2) of the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder and all of the investors were accredited investors and there was no general solicitation or advertisement with respect to same.

  In June of 1995, the Company sold 86,000 unregistered shares of Common Stock to a consultant to the Company in a private transaction for an aggregate proceeds of $30,100. Such sale was pursuant to Section 4(2) of the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder.

  In June and July of 1995, the Company issued an aggregate of $275,000 of short-term convertible debt, which matured in six months, if not converted into Common Stock, and bore interest at the rate of 48% per annum. In connection with the issuance of convertible debt, the Company also issued an aggregate of 137,500 warrants, each warrant to purchase a share of Common Stock for $.60 per share. The warrants expire ten days after the effective date of a registration statement on Form S-3 relating to shares of Common Stock underlying the warrants. These securities were sold pursuant to Section 4(2) of the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder and all of the purchasers were accredited investors, and there was no general solicitation or advertising with respect thereto.

  In July of 1995, the Company entered into a placement agent agreement with the Representative to act as placement agent with respect to a "best efforts" private placement of a minimum of $400,000 and a maximum of $1,650,000 of the Company's securities. On January 26, 1996, the Company completed the private placement pursuant to which it sold 33 units for aggregate gross proceeds of $1,650,000. Each unit consisted of (i) secured one-year 10% $50,000 promissory note, and (ii) 7,500 shares of the Company's Series I convertible preferred stock. The Series I preferred stock does not pay dividends and is automatically convertible into the Preferred Stock being sold in this offering provided that the effective date of this registration statement is on or before June 15, 1996. In the event that this offering is not effected before June 15, 1996, the Series I preferred stock shall automatically convert into Common Stock on the basis of 1 share of Series I preferred stock for the number of shares of Common Stock equal to $5.00 (plus any declared and unpaid dividends, if any) divided by 80% of the average of the closing bid and asked price of the Common Stock on June 14, 1996. The private placement was made pursuant to Section 4(2) of the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder and all of the purchasers were accredited investors, and there was no general solicitation or advertising with respect thereto. The Representative received a commission equal to 10% of the gross proceeds plus $15,000 for expenses.

  In December of 1995, the Company issued 20,665 unregistered shares of Common Stock to its landlord in a private transaction in settlement of rent payments of $20,665. Such issuance is pursuant to Section 4(2) of the Securities Act.

  In April and May of 1996 the Company borrowed an aggregate of $300,000 from four (4) individuals, two (2) of who are Directors of the Company, pursuant to six (6) month, unsecured promissory notes that bear interest at the rate of 12% per annum, and which the Company intends to repay on the closing of this offering; provided that the Company has agreed that it will pay at least 90 days interest with respect to the notes regardless when they are repaid. In connection with issuing the notes the Company also issued an aggregate of 150,000 three year warrants, subject to adjustment, exercisable at the lower of a 15% discount from the average of the bid and asked price as of the date of the notes or the lowest five day average market price during the actual term the note is outstanding. Such sale of securities was pursuant to Section 4(2) of the Securities Act in compliance with Rule 506 promulgated thereunder and all of the investors were accredited investors and there was no general solicitation or advertisement with respect to same.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

 EXHIBIT NO.                       DESCRIPTION PAGE                        PAGE
 -----------                       ----------------                        ----
    +1.1     Revised Form of Underwriting Agreement by and between the
             Company and the Representative
    +1.5     Form of Certificate of Amendment of the Articles of
             Incorporation of Medical Device Technologies, Inc. with
             respect to the   % Cumulative Convertible Series A
             Preferred Stock
    *3.1     Articles of Incorporation of Gold Probe, Inc. a Utah
             corporation, filed February 6, 1980
    *3.2     Certificate of Amendment to the Articles of Incorporation
             of Gold Probe, Inc. filed January 27, 1982
    *3.3     Certificate of Amendment to the Articles of Incorporation
             of Hailey Energy Corporation filed October 26, 1986
    *3.4     Certificate of Amendment to the Articles of Incorporation
             of Hailey Energy Corporation filed November 2, 1990
    *3.5     Certificate of Amendment to the Articles of Incorporation
             of Hailey Energy Corporation filed November 17, 1992
  ***3.6     Certificate of Amendment to the Articles of Incorporation
             of Cytoprobe Corporation filed May 18, 1995
  ***3.7     Certificate of Amendment to the Articles of Incorporation
             of Medical Device Technologies, Inc. filed December 14,
             1995
 ****3.8     Certificate of Amendment to the Articles of Incorporation
             of Medical Device Technologies, Inc. filed January 17, 1996
 ****3.9     Certificate of Amendment to the Articles of Incorporation
             of Medical Device Technologies, Inc. filed January 19, 1996
    *3.10    By-Laws of Medical Device Technologies, Inc.
    +4.1     Form of Specimen certificate for % Cumulative Convertible
             Series A Preferred Stock
    +4.2     Revised Form of Representative's Warrant Agreement,
             including form of Specimen Certificate for Representative's
             Warrant.
    +4.3     Form of Redeemable Warrant Agreement by and between the
             Company and Continental Stock Transfer and Trust Company,
             including a form of specimen certificate for the Redeemable
             Warrants
    +5       Opinion of Zukerman Gore & Brandeis, LLP
   *10.1     Manufacturing Agreement dated January 31, 1996 by and
             between the Company and Scitronix, Inc.
   *10.2     Termination Agreement and Release of All Claims dated March
             29, 1996 by and between the Company and B. Roland Freasier,
             Jr.
   *10.3     Employment Agreement, effective March 15, 1996, by and
             between the Company and Richard Sloan
   *10.4     Employment Agreement, effective March 15, 1996, by and
             between the Company and Edward C. Hall
  **10.5     Employment Agreement, effective August 31, 1994, by and
             between the Company and M. Lee Hulsebus
  **10.6     Severance Agreement, effective August 31, 1994, by and
             between the Company and M. Lee Hulsebus
   +10.7     Employment Agreement effective, January 4, 1995, by and
             between the Company and Stephen W. Kenney
   *10.8     Form of Financial Advisory Agreement to be entered into by the Company and the Representative

 EXHIBIT NO.                      DESCRIPTION PAGE                        PAGE
 -----------                      ----------------                        ----
   **10.9    Lease for Company's executive offices at 9171 Towne Centre
             Drive, Suite 355, as amended
   **11.1    Computation of the Common Stock loss per share
    +24      Consent of Zukerman Gore & Brandeis, LLP, included in
             Exhibit 5
   **24.1    Consent of Davis Bujold & Streck
   **24.2    Consent of Strasburger & Price
   **24.3    Consent of Hyman, Phelps & McNamara P.C.
   **24.4    Consent of King & Isaacson
   **24.5    Consent of William A. Clarke
   **24.6    Consent of BDO Seidman, LLP
   **24.7    Consent of Robert Early & Company

- --------
   + Filed herewith.

   * Previously filed as an exhibit to the Company's Registration Statement on Form S-1, Registration No. 333-32727, dated April 23, 1996.

  ** Previously filed as an exhibit to Amendment No. 1 to the Company's
    Registration Statement on Form S-1, Registration No. 333-32727, dated May 23, 1996.
 *** Incorporated by reference from the Company's Form 8-K Report dated
    January 15, 1996 (File No. 0-12365).
**** Incorporated by reference from the Company's Form 8-K Report dated
    January 31, 1996 (File No. 0-12365).

  (B) FINANCIAL STATEMENT SCHEDULES.

  None.

ITEM 17. UNDERTAKINGS.

  A. The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fees" table in the effective registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT, CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-1 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF SAN DIEGO, STATE OF CALIFORNIA ON JUNE 10, 1996.

                                          MEDICAL DEVICE TECHNOLOGIES, INC.

                                                  /s/ M. Lee Hulsebus
                                          By: _________________________________
                                             M. LEE HULSEBUS, CHAIRMAN OF
                                              THE BOARD, CHIEF EXECUTIVE
                                                 OFFICER AND PRESIDENT

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.

            SIGNATURE                      TITLE                 DATE

      /s/  M. Lee Hulsebus           Chairman of the
- ---------------------------------    Board, Chief              June 10, 1996
         M. LEE HULSEBUS             Executive Officer
                                     and President

        /s/  Don Arnwine             Director
- ---------------------------------                              June 10, 1996
           DON ARNWINE

     /s/  Dr. Arthur Bradley         Director
- ---------------------------------                              June 10, 1996
       DR. ARTHUR BRADLEY

       /s/  Thomas Glasgow           Director
- ---------------------------------                              June 10, 1996
         THOMAS GLASGOW

       /s/  Edward C. Hall           Chief Financial
- ---------------------------------    Officer                   June 10, 1996
         EDWARD C. HALL